                                                                    EXHIBIT 22.1

                          SUBSIDIARIES OF DYNEGY INC.

                                                  STATE OR JURISDICTION
                                                     OF INCORPORATION
SUBSIDIARY                                             OR FORMATION
----------                                        ----------------------

1.  Dynegy Power Corp.                                   Delaware

2.  Dynegy Global Energy, Inc.                           Delaware

3.  DMT Holdings, Inc.                                   Delaware

4.  Dynegy GP Inc.                                       Delaware

5.  Dynegy Midstream, Inc.                               Delaware

6.  Dynegy Regulated Holdings, Inc.                      Delaware

7.  Dynegy Upper Holdings, LLC                           Delaware

8.  Dynegy Administrative Services Company               Delaware